Exhibit 5.1

[WASTE MANAGEMENT, INC. LOGO]

May 25, 2004

Waste Management, Inc.
1001 Fannin Street, Suite 4000
Houston, Texas 77002

Gentlemen:

     I am Vice President and Assistant General Counsel – Corporate & Securities for Waste Management, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-32805, as amended, the “Registration Statement”) with respect to the registration of the offer and sale of 20,000,000 shares (the “Shares”) of the Common Stock, $.01 par value (the “Common Stock”), of the Company.

     I have made such inquiries and examined such documents as I have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

(a)	the Certificate of Incorporation of the Company, as amended or restated;

(b)	the Bylaws of the Company, as amended or restated; and

(c)	the Registration Statement including the related prospectus and other attachments.

     I have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

     Based upon the foregoing, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

(i)	the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(ii)	the Shares proposed to be issued by the Company pursuant to the Registration Statement will be, when so issued in accordance with due authorization by the board of directors of the Company, legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding me and to the use of my name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ John S. Tsai

John S. Tsai Vice President and Assistant General Counsel – Corporate & Securities